SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ATERIAN, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On July 6, 2026, Aterian, Inc. (the “Company”) issued a press release in connection with the pending sale of substantially all of the Company’s assets to Trademark Global, LLC (the “Asset Sale”) and the issuance of shares of the Company’s common stock, par value $0.0001 per share, to David Lazar upon conversion of the Company’s Series AA Convertible Non-Redeemable Preferred Stock and Series AAA Convertible Non-Redeemable Preferred Stock (the “Investment Transaction”). The following is a copy of the press release.

ATERIAN URGES STOCKHOLDERS TO VOTE “FOR” ALL PROPOSALS AT THE UPCOMING SPECIAL MEETING OF STOCKHOLDERS ON JULY 10, 2026

●    Board-Approved Transactions Expected to Return $0.85–$1.14 Per Share to Stockholders

NEW YORK, NY — July 6, 2026 — Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”), a technology-enabled consumer products company, today reminded its stockholders of the upcoming Special Meeting of Stockholders to be held virtually this week on July 10, 2026 at 10:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/ATER2026SM.

The Company’s Board of Directors (the “Board”) unanimously recommends that stockholders vote “FOR” all proposals on the agenda.

“When we began our strategic alternatives process, our primary objectives were to unlock the latent sum-of-the-parts value within our brand portfolio and squarely deliver that value back to our stockholders,” stated Arturo Rodriguez, Chief Executive Officer of Aterian. “The $18 million asset sale, along with the $7 million strategic financing, will help accomplish that goal, establishing a transparent cash distribution channel through a CVR framework for our existing investors.”

“The Board strongly urges all stockholders to cast a 'FOR' vote on all proposals set forth in the proxy statement for the Company’s July 10 Special Meeting. Every vote counts and your vote is critical to approving these transactions. If you have not yet voted, please do so today.”

WHY YOUR VOTE MATTERS

The Board unanimously recommends that stockholders vote “FOR” the election of each of the director nominees named in the Director Election Proposal and “FOR” each of the following proposals: the Asset Sale Proposal, the Change of Control Proposal, the Related Party Proposal, the Issuance Proposal, the Reverse Stock Split Proposal, the Authorized Stock Increase Proposal and the Adjournment Proposal.

Following a broad review of strategic alternatives initiated in late 2025, the Board has unanimously approved two major, concurrent transactions that together provide an actionable path to monetize the Company's portfolio, deliver value to stockholders, and protect the integrity of our brands:

●	$18 Million Sale of Marquee Brand Portfolio

The Company has entered into an agreement for the sale of substantially all of the assets of the Company's marquee brand portfolios pursuant to the Asset Purchase Agreement—for $18 million in cash, prior to certain adjustments as described in our proxy statement filed on June 9, 2026:

o	Expected net proceeds of approximately $10.6 million to $14.2 million

o	Estimated $0.85 to $1.14 per share returned to stockholders
o	Anticipated cash distributions (including CVRs) in Q3 2026
●	$7 Million Strategic Investment Concurrently, Aterian has secured a $7 million capital investment to support future strategic opportunities and reposition the Company for growth.

HOW TO VOTE

Stockholders are encouraged to vote immediately using any of the following methods:

•	By Phone: Call Laurel Hill Advisory Group toll-free at 888.742.1305 to cast your vote verbally. No cost to you.
•	Online: www.proxyvote.com or the instructions provided to you on your proxy card to vote via the internet.
•	Need your control number? If you have misplaced your proxy card or cannot locate your control number, please contact your broker directly for assistance.

Stockholders who have questions about the proposals or need assistance casting their vote should contact:

Laurel Hill Advisory Group

Attn: John J. DePinto Jr.

Toll-Free: 888.742.1305

Direct/International: 516.933.3100

Email: ATER@laurelhill.com

What Aterian Stockholders Are Voting On

At the Special Meeting, Aterian stockholders will vote on eight proposals:

1.	Asset Sale Proposal Approve the sale of substantially all of the assets of the Company's marquee brand portfolios pursuant to the Asset Purchase Agreement.
2.	Director Election Proposal Elect two new directors:
o	Avraham Ben-Tzi (term through 2027)
o	David Natan (term through 2028)
3.

Change of Control Proposal
Approve the issuance of shares of the Company’s common stock (“Common Stock”) upon conversion of shares of the Company’s preferred stock (“Preferred Stock”), in accordance with Nasdaq Listing Rule 5635(b) due to change-of-control implications.

4.	Related Party Proposal Approve the issuance of shares of Common Stock upon conversion of shares of Preferred Stock to a director of the Company, in accordance with Nasdaq Listing Rule 5635(c).
5.	Issuance Proposal Approve the issuance of shares of Common Stock upon conversion of shares of Preferred Stock, in accordance with Nasdaq Listing Rule 5635(d).

6.

Reverse Stock Split Proposal
Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Charter”) to effect a reverse stock split with respect to the Company’s issued and outstanding shares of Common Stock at a ratio between 1-for-2 and 1-for-99, with the final ratio to be determined at the discretion of the Board and included in a public announcement by the Company before the effectiveness of a reverse stock split.

7.	Authorized Stock Increase Proposal Approve an amendment to the Charter to increase the authorized shares of Common Stock from 500 million to up to 1 billion, at the discretion of the Board.
8.

Adjournment Proposal
Approve any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional votes in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the foregoing proposals.

Participants in the Solicitation

Aterian and its directors and executive officers may be deemed “participants” in any solicitation of proxies from Aterian’s stockholders with respect to the Asset Sale and the Investment Transaction. Information regarding the identity of Aterian’s directors and executive officers, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 23, 2026. Information regarding subsequent changes to the holdings of Aterian’s securities by Aterian’s directors and executive officers can be found in filings on Forms 3, 4, and 5, which are available on the SEC’s website at www.sec.gov. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement relating to the Asset Sale and the Investment Transaction, filed with the SEC on June 9, 2026, as such proxy statement may be supplemented from time to time. The proxy statement, as well as Aterian’s other public filings with the SEC, may be obtained without charge on the SEC’s website at www.sec.gov and on the investor relations section of the Company’s website at www.aterian.io.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a consumer products company that builds and acquires leading e-commerce brands across multiple categories, including home and kitchen appliances, health and wellness, and air quality devices. The Company sells across the world’s largest online marketplaces, including Amazon, Walmart, and Target as well as its own direct-to-consumer websites. Aterian’s brands include Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct. To learn more, visit www.aterian.io.

Forward-Looking Statements

All statements other than statements of historical facts included in this communication that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Examples of these forward-looking statements include statements concerning the proposed Asset Sale, the Investment Transaction, the transactions contemplated thereby, the timing of completing the proposed transactions, the potential benefits of the proposed transactions and the declaration and timing of any potential dividend or distribution of CVRs. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, among others: the terms, structure, benefits and costs of each of the Asset Sale, the Investment Transaction, and the transactions contemplated by each of the foregoing; the timing of such transactions and whether such transactions will be consummated at all; the risk that the Asset Sale, the Investment Transaction, and the transactions contemplated by each of the foregoing, and the announcement of the same, could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with partners, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk that the Asset Sale, the Investment Transaction, and the transactions contemplated by each of the foregoing could divert the attention and time of the Company’s management; the risk of any unexpected costs or expenses resulting from the Asset Sale, the Investment Transaction, and the transactions contemplated by each of the foregoing; the risk that any anticipated distributions of proceeds (whether via a dividend or CVR) may not be declared and paid; the risk of any litigation relating thereto; the uncertainties and variables inherent in business, operating and financial performance, including, among other things, competitive developments and general economic, political, business, industry, regulatory and market conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies; our ability to continue as a going concern; our ability to maintain the listing of our common stock on Nasdaq; our ability to meet financial covenants with our lenders; our business model and our technology platform; reliance on third party online marketplaces; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed transactions, Aterian has filed a definitive proxy statement with the SEC and has mailed the definitive proxy statement and related materials to stockholders of record. The proposed transactions will be submitted to Aterian stockholders for their approval. Aterian may also file other documents with the SEC regarding the proposed transactions. The definitive proxy statement contains important information about the proposed transactions and related matters. This document is not a substitute for the proxy statement filed with the SEC or any other documents that Aterian may file with the SEC or send to Aterian stockholders in connection with the proposed transactions. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may obtain free copies of the proxy statement and all other documents filed, or that will be filed, by Aterian with the SEC through the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Aterian will be made available free of charge on Aterian’s website at www.aterian.io or by directing a request to Investor relations at ir@aterian.io.

Investor Contact:

The Equity Group
Devin Sullivan, Managing Director
Devin.Sullivan@theequitygroup.com

Conor Rodriguez, Associate
Conor.Rodriguez@theequitygroup.com